Exhibit 3.1

daTED	25 JULY 2023

Polaris Pubco Plc

articles of association

The Companies Act 2006
Company Limited by Shares

25 July 2023

REFERENCE

DC\DC\405514.20001

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London r e e d s m i t h . c o m

CONTENTS

clause

1	Definitions and interpretation	1
2	Change of name	2
3	Participation in directors’ meetings	2
4	chairman’s casting vote	2
5	Adoption of directors’ written resolutions	2
6	Transactions with the Company	2
7	Conflicts of interest	3
8	Director not liable to account	4
9	Declarations of interest	4
10	Chairman’s decision on participation	4
11	Appointment and removal by Majority Member	4
12	Termination of alternate directorship	5
13	Appointment and removal of secretary	5
14	ATTENDANCE AND SPEAKING AT GENERAL MEETING	5
15	QUORUM AT GENERAL MEETING	5
16	Procedure on a Poll	5
17	Delivery of proxy notices	5
18	ALLOTMENT OF SHARES AND Pre-emption rights	6
19	Share transfers	6
20	Means of communication to be used	6
21	Right to inspect accounts and other records	6
22	Winding up	6

CONTENTS PAGE 1

The Companies Act 2006

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Polaris Pubco Plc

Part 1

INTERPRETATION

1	Definitions and interpretation

1.1	The model articles for public companies (as set out in Schedule 3 to the Companies (Model Articles) Regulations 2008 SI No 3229 as amended before the date of adoption of these articles) (the 'Model Articles') apply to the Company, except to the extent that they are excluded or modified by these articles, to the exclusion of all other model articles and regulations.

1.2	Model Articles 13(3), 14, 16, 21, 30, 37(1)-(2), 37(4)-(5), 37(7)-(8), 39(1), 39(3)-(7), 43(2), 46(2), 50, 51, 63(5)-(6), 64, 67(3), 79(3), 80 and 83 do not apply to the Company.

1.3	In these Articles, unless the context requires otherwise, the words and expressions set out below shall have the following meanings:

'Act' means the Companies Act 2006;

'Associated Undertaking' means any Group Undertaking, any undertaking promoted by or advised by or managed by a Group Undertaking and any undertaking in which a Group Undertaking is otherwise interested;

'Group Undertaking' means the Company, its subsidiary undertakings from time to time, the ultimate parent undertaking of the Company from time to time and every other undertaking which from time to time is a subsidiary undertaking of the same ultimate parent undertaking;

'Majority Member' has the meaning given in Article 11;

'paid' means paid or credited as paid;

'Relevant Situation' means a situation in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (other than a situation that cannot reasonably be regarded as likely to give rise to a conflict of interest or a conflict of interest arising in relation to a transaction or arrangement with the Company).

1.4	The terms 'parent undertaking' and 'subsidiary undertaking' shall be construed in accordance with section 1162 and Schedule 7 Companies Act 2006, save that an undertaking shall also be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d), as a member of another undertaking if any shares in that other undertaking are held by a person (or its nominee) by way of security or in connection with the taking of security granted by the undertaking or any of its subsidiary undertakings.

1.5	Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the Model Articles shall have the same meanings in these Articles, subject to which and unless the context otherwise requires, words and expressions which have particular meanings in the Act shall have the same meanings in these Articles.

1.6	References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment from time to time in force and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment.

Part 2

DIRECTORS AND SECRETARY

Directors’ powers

2	Change of name

The Company may change its name -

(a)	by special resolution; or

(b)	by decision of the directors.

Decision-making by directors

3	Participation in directors’ meetings

3.1	Model Article 9(3) shall be modified by the addition of 'Any Director or alternate may validly participate in a meeting of the Board or a committee of the Board through the medium of video conference, telephone or any other form of communications equipment (whether in use when these Articles are adopted or developed subsequently), and a person so participating shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. A resolution passed at any meeting held in the above manner, and signed by the chair of the meeting, shall be as valid and effectual as if it had been passed at a meeting of the Board (or committee, as the case may be) duly convened and held.' at the end of the Article.

3.2	Model Article 9(3) shall be modified by the addition of the sentence 'In the absence of a decision the meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is.' at the end of the Article.

4	chairman’s casting vote

4.1	If the numbers of votes for and against a proposal are equal at a directors’ meeting, the chairman or other director chairing the meeting has a casting vote.

4.2	Article 4.1 shall not apply in respect of a particular meeting (or part of a meeting) if, in accordance with the Articles, the chairman or other director is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.

5	Adoption of directors’ written resolutions

5.1	Model Article 18(1) shall be modified by the addition of the words 'or have otherwise indicated their agreement to it in writing' after the words 'have signed one or more copies of it'.

5.2	Model Article 18(2) shall be modified by the addition of the words 'or indicates his agreement' after the words 'any director signs the resolution'.

6	Transactions with the Company

6.1	Provided that he has declared to the other directors the nature and extent of any interest of his, a director notwithstanding his office may be a party to, or otherwise directly or indirectly interested in, any proposed or existing transaction or arrangement with the Company.

6.2	Provided that he has declared to the other directors the nature and extent of any interest of his, a director may participate in the decision-making process and count in the quorum and vote if a proposed decision of the directors is concerned with an actual or proposed transaction or arrangement with the Company in which the director is interested.

7	Conflicts of interest

7.1	A director, notwithstanding his office or that such situation or interest may conflict with the interests of or his duties to the Company -

(a)	may be from time to time a director or other officer of, or employed by, or otherwise interested in, any Associated Undertaking;

(b)	may be a party to, or otherwise interested in, any contract, transaction or arrangement in which an Associated Undertaking is interested.

7.2	A director may make full disclosure of any information relating to the Company to another Group Undertaking (or anyone acting on behalf of any such Group Undertaking, including its advisers).

7.3	If a director obtains (other than through his position as a director of the Company) information that is confidential to an Associated Undertaking, or in respect of which he owes a duty of confidentiality to an Associated Undertaking, or the disclosure of which would amount to a breach of applicable law or regulation, he may choose not to disclose it to the Company or to use it in relation to the Company’s affairs in circumstances where to do so would amount to a breach of that confidence or a breach of applicable law or regulation.

7.4	A director who has an interest under Article 7.1 shall declare to the other directors the nature and extent of his interest as soon as practicable after such interest arises, except to the extent that Article 7.3 applies.

7.5	Without prejudice to the provisions of Articles 7.1 to 7.3, for the purposes of section 175(5)(b) of the Act the directors may authorise a Relevant Situation in respect of any director and the continuing performance by the relevant director of his duties as a director of the Company on such terms as they may determine. For the avoidance of doubt, such terms may permit the interested director to continue to participate in the decision-making process and count in the quorum and vote if a proposed decision of the directors relates to the subject matter of the Relevant Situation. Authorisation of a Relevant Situation may be withdrawn, and the terms of authorisation may be varied or subsequently imposed, at any time.

7.6	Any decision of the directors for the purposes of providing, varying the terms of or withdrawing such authorisation shall not be effective unless -

(a)	the requirement as to the quorum is met without counting the interested director or any other interested director; and

(b)	the decision is made without the interested director or any other interested director voting or would have been passed if their votes had not been counted,

but otherwise shall be dealt with in the same way as any other matter may be proposed to and resolved upon by the directors in accordance with the provisions of these Articles.

7.7	An interested director must act in accordance with any terms determined by the directors under Article 7.5.

7.8	Any authorisation of a Relevant Situation given by the directors under Article 7.5 may provide that, where the interested director obtains (other than through his position as a director of the Company) information that is confidential to a third party or in respect of which he owes a duty of confidentiality to a third party or the disclosure of which would amount to a breach of applicable law or regulation, he will not be obliged to disclose it to the Company or to use it in relation to the Company’s affairs in circumstances where to do so would amount to a breach of that confidence or a breach of applicable law or regulation.

7.9	Provided that a Relevant Situation has been duly authorised by the directors or the Company (or it is permitted under Article 7.1 and its nature and extent has been disclosed to the other directors in accordance with Article 9), a director may participate in the decision-making process and count in the quorum and vote if a proposed decision of the directors is concerned with such situation (subject to any restrictions imposed under the terms on which it was authorised).

7.10	References in these Articles to a conflict of interest include a conflict of interest and duty and a conflict of duties, and an interest includes both a direct and an indirect interest.

8	Director not liable to account

A director shall not, by reason of his holding office as a director (or of the fiduciary relationship established by holding that office), be liable to account to the Company for any remuneration, profit or other benefit resulting from any situation or interest permitted under Article 6 or 7 or duly authorised by the directors or the Company, nor shall the receipt of such remuneration, profit or other benefit constitute a breach of the director’s duty under section 176 of the Act or otherwise, and no contract, transaction or arrangement shall be liable to be avoided on the grounds of any director having any type of interest which is permitted under Article 6 or 7 or duly authorised by the directors or the Company.

9	Declarations of interest

A declaration of interest or other notification may be made by a director for the purposes of Articles 6 and 7 at a meeting of the directors or by notice in writing to the other directors. A director need not declare any interest if it cannot reasonably be regarded as likely to give rise to a conflict of interest, or if he is not aware of the interest, or if, or to the extent that, the other directors are already aware of it (and for these purposes a director shall be treated as aware of anything of which he ought reasonably to be aware) or if, or to the extent that, it concerns terms of his service contract that have been or are to be considered (a) by a meeting of the directors or (b) by a committee of the directors appointed for the purpose under the Company’s constitution.

10	Chairman’s decision on participation

10.1	Subject to Article 10.2, if a question arises at a meeting of directors or of a committee of directors as to the right of a director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.

10.2	If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.

Appointment of directors

11	Appointment and removal by Majority Member

11.1	Any member holding, or any members holding in aggregate, a majority in nominal value of the issued share capital for the time being of the Company which carries the right to attend and vote at general meetings of the Company (the 'Majority Member') may at any time and from time to time -

(a)	appoint any person to be a director either to fill a vacancy or as an additional director or remove from office any director however appointed;

(b)	appoint any person to be an alternate director for any director (in which case the director shall during the currency of such appointment have no right to appoint an alternate director and shall have no right to remove such alternate director) or remove from office any alternate director (whether or not appointed by the Majority Member), without the consent of the director for whom such alternate is appointed and without requiring the approval of the directors: and the term 'appointor' in Model Articles 26 to 27 shall include the director for whom the alternate has been appointed; and

(c)	appoint any person (whether or not a director and notwithstanding that members of committees may otherwise be required to be directors) to be a member of any committee of directors or remove from office any member of any such committee (whether or not appointed by the Majority Member).

11.2	Any such appointment or removal shall be in writing notified to the Company and shall take effect on being delivered to or sent by post to the Company at its registered office or upon delivery to the company secretary (if any) or to the Company at a meeting of the directors or, if contained in electronic form, upon delivery to the address (if any) as may for the time being be notified by or on behalf of the Company for the receipt of messages in electronic form.

12	Termination of alternate directorship

Model Article 27(d) shall be modified by deleting the remainder of the Article after the words 'when the alternate’s appointor’s appointment as a director terminates'.

Secretary

13	Appointment and removal of secretary

The directors shall appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit, and any secretary so appointed may be removed by them.

Part 3

DECISION-MAKING BY MEMBERS

Organisation of general meetings

14	ATTENDANCE AND SPEAKING AT GENERAL MEETING

14.1	Model Article 29(4) shall be modified by the addition of 'Any member may validly participate in a general meeting through the medium of video conference, telephone or any other form of communications equipment (whether in use when these Articles are adopted or developed subsequently), and a member so participating shall be deemed to be present in person at the general meeting and shall be counted in a quorum and entitled to vote. A resolution passed at any general meeting held in the above manner, shall be as valid and effectual as if it had been passed at a general meeting duly convened and held.' at the end of the Article.

15	QUORUM AT GENERAL MEETING

Model Article 30 shall be replaced by the following wording: ‘No business shall be transacted at any general meeting unless a quorum is present. If a quorum is not present a chair of the meeting can still be chosen and this will not be treated as part of the business of the meeting. One member present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum.’

Voting at general meetings

16	Procedure on a Poll

Polls must be taken immediately and in such manner as the chairman of the meeting directs.

17	Delivery of proxy notices

17.1	A proxy notice may be delivered to the Company at any time prior to the time appointed for holding the general meeting or adjourned meeting to which it relates.

17.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

17.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

Part 4

SHARES AND DISTRIBUTIONS

18	ALLOTMENT OF SHARES AND Pre-emption rights

18.1	Subject to the Companies Acts, these Articles and to any relevant authority of the Company in general meeting required by the Act, the Board may offer, allot (with or without conferring rights of renunciation), grant options over or otherwise deal with or dispose of shares or grant rights to subscribe for or convert any security into shares to such persons, at such times and upon such terms as the Board may decide. No share may be issued at a discount.

18.2	Under and in accordance with section 551 of the Act, the Directors shall be generally and unconditionally authorised to exercise for each prescribed period (as stated in the relevant ordinary or special resolution) all the powers of the Company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary or special resolution.

18.3	Under and within the terms of the said authority or otherwise in accordance with section 570 of the Act, the Directors shall be empowered during each prescribed period (as stated in the relevant ordinary or special resolution) to allot equity securities (as defined by the Act) as if section 561 of the Act did not apply to the allotment.

19	Share transfers

Model Articles 63(5) and 63(6) shall not apply. The directors may in their absolute discretion refuse to register the transfer of a share to any person, whether or not it is fully paid or a share over which the Company has a lien, and if they do so, notice of refusal must be given to the transferee and the instrument of transfer must be returned to the transferee (unless they suspect that the proposed transfer may be fraudulent) together with the reasons for their refusal, as soon as practicable and in any event within two months after the date on which the transfer is lodged with the Company.

Part 5

MISCELLANEOUS PROVISIONS

20	Means of communication to be used

20.1	Model Article 79(3) shall not apply. Any notice or other document sent by the Company under these Articles which is delivered or left at a registered address otherwise than by post shall be deemed to have been received on the day it was so delivered or left. A notice or other document sent by the Company by first class post to an address in the United Kingdom shall be deemed to have been received 24 hours after it was posted. A notice or other document sent or supplied by the Company in electronic form shall be deemed to have been received at the time it is sent. A notice sent or supplied by means of a website shall be deemed to have been received by the intended recipient at the time when the material was first available on the website or, if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website.

21	Right to inspect accounts and other records

Model Article 83 shall not apply. A member, subject to such conditions and regulations as the directors may determine having regard to any obligation binding upon the Company to keep confidential information supplied to it by other persons, may inspect personally or by his agent at any time and from time to time any account or book or document of the Company (and take and retain copies of them).

22	Winding up

If the Company is wound up, the liquidator may, with the authority of a special resolution -

(a)	divide among the members in specie the whole or any part of the assets of the Company, (and may, for that purpose, value any assets and determine how the division will be carried out as between the members or different classes of members); and

(b)	vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the members as the liquidator determines,

but no member will be compelled to accept any assets in respect of which there is a liability.